Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form F-3 No. 333-289925) of BHP Billiton Finance (USA) Limited; and

(2) Registration Statement (Form S-8 No. 333-289785) pertaining to the BHP Group Limited Equity and Cash Incentive Plan Rules and BHP Group Limited Global Employee Share Plan;

of our reports dated 18 August 2026, with respect to the consolidated financial statements of BHP Group Limited, and the effectiveness of internal control over financial reporting of BHP Group Limited included in this Annual Report (Form 20-F) of BHP Group Limited for the year ended 30 June 2026.

/s/ Ernst & Young

Melbourne, Australia

18 August 2026